Exhibit 99.1

[LOGO OF CONCENTRA]

Contacts:	Daniel J. Thomas Chief Executive Officer (972) 364-8111	Thomas E. Kiraly Executive Vice President and Chief Financial Officer (972) 364-8217

CONCENTRA OPERATING CORPORATION REPORTS THIRD QUARTER RESULTS

ADDISON, Texas, November 5, 2003 – Concentra Operating Corporation (“Concentra”) today announced results for the third quarter ended September 30, 2003. The Company reported consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) of $42,352,000 for the quarter, an increase of 34% from $31,495,000 during the same period in the prior year. Concentra computes Adjusted EBITDA in the manner prescribed by its bond indentures. A reconciliation of Adjusted EBITDA to net income is provided within this press release.

Revenue for the third quarter increased 6% to $268,853,000 as compared to $254,798,000 for the third quarter of 2002. Operating income rose 57% to $31,127,000 from $19,769,000 in the year-earlier period. Net income for the quarter totaled $14,071,000 as compared to a net loss of $7,178,000 in the comparable quarter last year.

Year-to-date revenue grew 4% to $781,281,000 from $748,958,000 in the same period for 2002. Operating income rose 35% to $82,880,000 from $61,310,000 for the first nine months of 2002. Net income for the first nine months of 2003 increased to $34,155,000 as compared to a net loss of $3,545,000 for the comparable period last year. Year-to-date Adjusted EBITDA increased 22% to $117,239,000 from $95,766,000 in the same period last year. The prior year’s results included first quarter adjustments related primarily to a change in the Company’s estimate of accounts receivable reserves and to a lesser extent an adjustment for certain employee benefits, which when combined decreased revenue by $5,389,000 and net income and Adjusted EBITDA by $3,239,000.

“We’re benefiting from both the strong growth of our Network Services segment and the positive year-over-year effects of the sizable cost reduction initiatives we put into effect during the latter part of last year,” said Daniel Thomas, Concentra’s Chief Executive Officer. “Since the third quarter of 2002, we’ve achieved significant revenue and earnings growth in the network services we provide to both our group health and workers’ compensation clients. This growth has come from new clients and from our increased effectiveness in driving savings to our existing clients. These trends and accomplishments have enabled us to grow our third quarter revenue in this business segment by more than 18% and the gross profit contribution by more than 47%. The growth of this business segment was complemented by a reduction in our company-wide employment from approximately 10,450 during the third quarter of last year to a level of approximately 10,000 during the third quarter of this year.

“I’m also pleased with the relative strength of our Health Services division. Despite the fact that our overall growth rates continued to be dampened by the slow recovery in nationwide employment trends, we nevertheless expanded our year-over-year third quarter gross profit contribution by $2.7 million, or 11%. I think the results of all three of our business segments demonstrate that our earnings growth objectives for 2003 are being realized,” said Thomas.

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Concentra Announces Third Quarter Results

November 5, 2003

The Company also reported that as of September 30, 2003, it had no borrowings outstanding on its $100,000,000 revolving credit facility, had cash and investment balances of $12,244,000, and that its days sales outstanding (“DSO”) was 64 days. For the year to date, Concentra reported $50,572,000 in cash provided by operating activities, almost doubling the $26,368,000 in cash provided by operating activities during the first nine months of 2002. The Company had cash flows provided by operating activities of $80,170,000 for the twelve months ending September 30, 2003. The Company also stated that it incurred a charge of $7,837,000 during the third quarter related to the write-off of deferred financing fees associated with the August refinancing of its senior secured credit facility.

Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

A public, listen-only simulcast of Concentra’s third quarter conference call will begin at 9:00 a.m. Eastern Time tomorrow (November 6, 2003) and may be accessed via the Company’s web site, www.concentra.com. Investors are requested to access the call at least 15 minutes before the scheduled start time in order to complete a brief registration. An online replay will be available shortly after the conclusion of the live broadcast using the same link and will continue through December 7, 2003.

This press release and its incorporated schedules contain certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Concentra Announces Third Quarter Results

November 5, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Operations

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUE:
Health Services	$134,950	$128,002	$379,906	$354,728
Network Services	65,368	55,164	188,879	168,653
Care Management Services	68,535	71,632	212,496	225,577

Total revenue	268,853	254,798	781,281	748,958
COST OF SERVICES:
Health Services	108,336	104,040	310,686	302,152
Network Services	35,280	34,762	106,311	103,750
Care Management Services	61,258	67,494	188,496	201,525

Total cost of services	204,874	206,296	605,493	607,427

Total gross profit	63,979	48,502	175,788	141,531

General and administrative expenses	31,883	27,880	89,937	77,505
Amortization of intangibles	969	853	2,971	2,716

Operating income	31,127	19,769	82,880	61,310
Interest expense, net	13,790	15,507	42,944	48,555
(Gain) loss on fair value of hedging arrangements	(5,456)	7,712	(9,869)	8,896
Loss on early retirement of debt	7,837	7,381	7,837	7,381
Other, net	804	(109)	2,187	(1,420)

Income (loss) before income taxes	14,152	(10,722)	39,781	(2,102)
Provision (benefit) for income taxes	81	(3,544)	5,626	1,443

Net income (loss)	$14,071	$(7,178)	$34,155	$(3,545)

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Concentra Announces Third Quarter Results

November 5, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,244	$19,002
Accounts receivable, net	185,792	167,561
Prepaid expenses and other current assets	40,589	39,407

Total current assets	238,625	225,970
PROPERTY AND EQUIPMENT, NET	124,261	134,981
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	487,532	486,231
OTHER ASSETS	53,361	41,456

	$903,779	$888,638

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$—	$—
Current portion of long-term debt	4,881	3,825
Accounts payable and accrued expenses	104,602	108,513

Total current liabilities	109,483	112,338
LONG-TERM DEBT, NET	623,313	476,001
DEFERRED INCOME TAXES AND OTHER LIABILITIES	97,983	90,056
FAIR VALUE OF HEDGING ARRANGEMENTS	—	33,472
STOCKHOLDER’S EQUITY	73,000	176,771

	$903,779	$888,638

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Concentra Announces Third Quarter Results

November 5, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$34,155	$(3,545)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	34,139	32,044
Amortization of intangibles	2,971	2,716
Write-off of deferred financing costs	7,837	1,152
Write-off of fixed assets	82	259
(Gain) loss on change in fair value of hedging arrangements	(9,869)	8,896
Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable, net	(17,909)	2,942
Prepaid expenses and other assets	(8,988)	(29,589)
Accounts payable and accrued expenses	8,154	11,493

Net cash provided by operating activities	50,572	26,368
INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(5,094)	(1,829)
Proceeds from the licensing of internally-developed software	—	515
Purchase of property, equipment and other assets	(21,104)	(27,127)

Net cash used in investing activities	(26,198)	(28,441)
FINANCING ACTIVITIES:
Borrowings (payments) under the revolving credit facility	—	—
Proceeds from the issuance of debt	486,500	3,450
Repayments of debt	(339,568)	(50,689)
Payment to terminate hedging arrangements	(23,603)	—
Payment of deferred financing costs	(11,135)	(1,135)
Distributions to minority interests	(2,316)	(1,194)
Contribution to parent	(141,152)	—
Proceeds from the issuance of common stock to parent	—	52,970
Contribution from the issuance of common stock by parent	242	355
Other	(100)	(43)

Net cash provided by (used in) by financing activities	(31,132)	3,714
NET INCREASE (DECREASE) IN CASH	(6,758)	1,641
CASH, BEGINNING OF PERIOD	19,002	8,950

CASH, END OF PERIOD	$12,244	$10,591

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Concentra Announces Third Quarter Results

November 5, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss)	$14,071	$(7,178)	$34,155	$(3,545)
Provision (benefit) for income taxes	81	(3,544)	5,626	1,443
Interest expense, net	13,790	15,507	42,944	48,555
Depreciation expense	11,244	11,366	34,139	32,044
Amortization of intangibles	969	853	2,971	2,716

EBITDA	40,155	17,004	119,835	81,213
(Gain) loss on fair value of
hedging arrangements	(5,456)	7,712	(9,869)	8,896
Loss on early retirement of debt	7,837	7,381	7,837	7,381
Minority share of depreciation, amortization and interest	(184)	(602)	(564)	(1,724)

Adjusted EBITDA	$42,352	$31,495	$117,239	$95,766

Computations of Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) have been provided in this press release due to the use of this measure by the holders of the Company’s 13% senior subordinated notes and 9.5% senior subordinated notes, and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to Adjusted EBITDA. Adjusted EBITDA is disclosed because compliance with the liquidity covenants included in these agreements is considered material to the Company. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of Adjusted EBITDA has been made in a manner consistent with the requirements of the indenture that relates to its 13% senior subordinated notes and 9.5% senior subordinated notes. Adjusted EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above.

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Concentra Announces Third Quarter Results

November 5, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Supplemental Information

We use certain operating metrics to measure aspects of our operations. Additionally, from time to time, we provide estimates of our possible future financial performance. Our disclosure to you of this information is conditioned in its entirety by the provisions, risk factors and cautionary statements provided for you in the main text of this press release. It is being provided solely to ensure full and fair disclosure to investors in the Company’s existing debt instruments and for no other purpose.

Operating Metrics and Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Health centers at period end	247	244	247	244
Total visits to health centers	1,407,249	1,384,858	3,956,990	3,942,516
Same-center performance [a]:
Injury-related visits %	49.3%	50.0%	50.0%	50.0%
Visits per business day growth	0.7%	(0.9)%	(0.3)%	(3.0)%
Revenue per visit growth	1.8%	2.1%	2.9%	1.1%
Revenue per business day growth	2.5%	1.2%	2.6%	(1.9)%
Revenue (in thousands) [b]	$118,549	$115,651	$336,404	$327,983

Current 2003 performance guidance:

(Subject to immediate change and no public update or notice)

Revenue:	Roughly 4% to 5% over the prior year.
Adjusted EBITDA [c]:	$146 million to $150 million.
Operating Cash Flow:	$75 to $85 million.
Capital Expenditures:	$30 to $33 million.

Notes:

[a]	Our same-center comparisons represent all centers that Health Services has operated for the previous two full years and includes the effects of any centers acquired and subsequently consolidated into existing centers.
[b]	Excludes ancillary services, on-site services and centers acquired within the previous two full years.
[c]	Please refer to the discussion on Page 6 of this press release concerning the Company’s computation and use of Adjusted EBITDA.

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